                                                                       Exhibit 8
                                                                       ---------







                                   OPINION OF
                            KUNZMAN & BOLLINGER, INC.
                                      AS TO
                                   TAX MATTERS

                            KUNZMAN & BOLLINGER, INC.
                                ATTORNEYS-AT-LAW
                          5100 N. BROOKLINE, SUITE 600
                          OKLAHOMA CITY, OKLAHOMA 73112
                            Telephone (405) 942-3501
                               Fax (405) 942-3527
                                                                       Exhibit 8


                               September 23, 2002


Atlas Resources, Inc.
311 Rouser Road
Moon Township, Pennsylvania 15108

      RE:      ATLAS AMERICA PUBLIC #11-2002 LTD.
               ----------------------------------

Gentlemen:

     You have requested our opinions on the material federal income tax issues pertaining to Atlas America Public #11-2002 Ltd. (the "Partnership"), a limited partnership formed under the Delaware Revised Uniform Limited Partnership Act. We have acted as Special Counsel to the Partnership with respect to the offering of Units in the Partnership. Atlas Resources, Inc. will be the Managing General Partner of the Partnership. Capitalized terms used and not otherwise defined in this letter have the respective meanings assigned to them in the Amended and Restated Certificate and Agreement of Limited Partnership for the Partnership (the "Partnership Agreement").

      Our opinions are based in part on our review of:

       o the Registration Statement on Form S-1 for the Partnership as originally filed with the SEC, and amendments to the Registration Statement, including the Prospectus and the Drilling and Operating Agreement and the Partnership Agreement included as exhibits to the Prospectus;

       o other corporate records, certificates, agreements, instruments and documents as we deemed relevant and necessary to review as a basis for our opinions; and

       o existing statutes, rulings and regulations as presently interpreted by judicial and administrative bodies, which are subject to change. Any changes in existing law could result in different tax consequences and could render our opinions inapplicable.

     In rendering our opinions, we have inquired as to all relevant facts and obtained from you representations with respect to certain relevant facts relating to the Partnership. Based on the foregoing, we are satisfied that our opinions take into account all relevant facts, and that the material facts (including factual assumptions and representations) are accurately and completely described in this letter and, where appropriate, in the Prospectus and the applicable promotional materials listed in "Sales Material" in the Prospectus. Any material inaccuracy in your representations may render our opinions inapplicable. Included among your representations are the following:

       o The Partnership Agreement will be executed by the Managing General Partner and the Participants and recorded in all places required under the Delaware Revised Uniform Limited Partnership Act and any other applicable limited partnership act. Also, the Partnership will be
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         operated in accordance with the terms of the Partnership Agreement, the
         Prospectus, and the Delaware Revised Uniform Limited Partnership Act and any other applicable limited partnership act.

       o The Partnership will be subject to the partnership provisions of the Code and will not elect to be taxed as a corporation.

       o The Partnership will own legal title to its Working Interest in all of its Prospects, although initially title to the Prospects will be held in the name of the Managing General Partner, its Affiliates or other third-parties as nominee for the Partnership, in order to facilitate the acquisition of the Leases.

       o The Drilling and Operating Agreement will be duly executed and will govern the drilling and, if warranted, the completion and operation of the Partnership's wells.

       o Based on the estimated costs of non-affiliated persons to drill and equip wells in the Appalachian Basin in 2000 as reported by an independent industry association which surveyed other non-affiliated operators in the area, the amounts that will be paid by the Partnership to the Managing General Partner or its Affiliates under the Drilling and Operating Agreement to drill and complete the Partnership Wells are amounts that ordinarily would be paid for similar services in similar transactions between Persons having no affiliation and dealing with each other "at arms' length."

       o Based on the Managing General Partner's experience and its knowledge of industry practices in the Appalachian Basin, the allocation of the drilling and completion price to be paid to the Managing General Partner or its Affiliates as a third-party general drilling contractor to drill and complete a well between Intangible Drilling Costs and Tangible Costs as set forth in the Prospectus and "-Intangible Drilling Costs," below is reasonable.

       o Depending primarily on when the Partnership's subscription proceeds are received, the Managing General Partner anticipates that the Partnership will prepay in 2002 most, if not all, of its Intangible Drilling Costs for wells the drilling of which will begin in 2003.

       o The Partnership will own only Working Interests in all of its Prospects, and will elect to deduct currently all Intangible Drilling Costs.

       o The Partnership will have a calendar year taxable year.

       o Based on the Managing General Partner's experience (see "Prior Activities" in the Prospectus) and the intended operations of the Partnership, the Managing General Partner reasonably believes that the aggregate deductions, including depletion deductions, and 350% of the aggregate credits, if any, which will be claimed by the Managing General Partner and the Participants, will not during the first five tax years following the funding of the Partnership exceed twice the amounts invested by the Managing General Partner and the Participants, respectively. Consequently, the Managing General Partner will not register the Partnership with the IRS as a "tax shelter."

       o The Investor General Partner Units will not be converted to Limited Partner Units before all of the Partnership Wells have been drilled and completed.

       o The Units will not be traded on an established securities market.
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       o The principal purpose of the Partnership is to locate, produce and market natural gas and oil on a profitable basis, apart from tax benefits.

       o A typical Participant will be a natural person who purchases Units in the offering and is a U.S. citizen.

       o The Managing General Partner does not anticipate that the Partnership will elect to be treated as an "electing large partnership" under the Code for reporting and audit purposes.

       o In the event of an audit of the Partnership's tax return, the Managing General Partner, pursuant to advice of counsel, will take all actions necessary, in its discretion, to preserve the rights of the Participants. All expenses of any proceedings undertaken by the Managing General Partner, which might be substantial, will be paid for by the Partnership. The Managing General Partner is not obligated to contest adjustments made by the IRS.

       o The Partnership will provide each Participant with the tax information applicable to his investment in the Partnership necessary to prepare his tax returns.

     In rendering our opinions we have further assumed that:

       o each Participant has an objective to carry on the business of the Partnership for profit;

       o any amount borrowed by a Participant and contributed to the Partnership will not be borrowed from a Person who has an interest in the Partnership, other than as a creditor, or a "related person", as that term is defined in ss.465 of the Code, to a Person, other than the Participant, having an interest in the Partnership, and the Participant will be severally, primarily, and personally liable for the borrowed amount; and

       o no Participant will have protected himself from loss for amounts contributed to the Partnership through nonrecourse financing, guarantees, stop loss agreements or other similar arrangements.

     We have considered the provisions of 31 CFR, Part 10, ss.10.33 (Treasury Department Circular No. 230) on tax law opinions and this letter fully and fairly addresses all material federal income tax issues associated with an investment in the Units by a typical Participant. We consider material those issues which:

       o would affect significantly a Participant's deductions or losses arising from his investment in the Partnership and with respect to which, under present law, there is a reasonable possibility of challenge by the IRS;

       o are expected to be of fundamental importance to a Participant but as to which a challenge by the IRS is unlikely; or
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       o could have a significant impact (whether beneficial or adverse) on a
         Participant under any reasonably foreseeable circumstances.

The issues which involve a reasonable possibility of challenge by the IRS have not been definitely resolved by statutes, rulings or regulations, as presently interpreted by judicial or administrative bodies, or are inherently factual in nature. With respect to some of the issues, existing law provides little guidance. Although our opinions express what we believe a court would probably conclude if presented with the applicable issues, our opinions are only predictions of the outcome of the particular tax issues being addressed. There is no assurance that the IRS will not challenge our interpretations or that the challenge would not be sustained in the courts and cause adverse tax consequences to the Participants. Taxpayers bear the burden of proof to support claimed deductions, and opinions of counsel are not binding on the IRS or the courts. Because of the inherent uncertainty created by the foregoing factors, our opinions set forth below state whether it is "more likely than not" that the predicted tax treatment is the proper tax treatment.

     Also, in ascertaining that all material federal tax issues have been considered, evaluating the merits of those issues and evaluating whether the federal tax treatment set forth in our opinions is the proper tax treatment, we have not taken into account the possibility that a tax return will not be audited, that an issue will not be raised on audit, or that an issue may be settled. Accordingly, in our opinion it is more likely than not that the following tax treatment with respect to a typical Participant is the proper tax treatment and will be upheld on the merits if challenged by the IRS and litigated:

      (1) Partnership Classification. The Partnership will be classified as a partnership for federal income tax purposes, and not as a corporation. The Partnership, as such, will not pay any federal income taxes, and all items of income, gain, loss and deduction of the Partnership will be reportable by the Partners in the Partnership. (See "- Partnership Classification.")

      (2) Passive Activity Classification.

          o Generally, the passive activity limitations on losses under ss.469 of the Code will apply to Limited Partners, but will not apply to Investor General Partners before the conversion of Investor General Partner Units to Limited Partner Units.

          o The Partnership's income and gain from its natural gas and oil properties which are allocated to Limited Partners, other than converted Investor General Partners, generally will be characterized as passive activity income which may be offset by passive activity losses.

          o Income or gain attributable to investments of working capital of the Partnership will be characterized as portfolio income, which cannot be offset by passive activity losses.

          (See "- Limitations on Passive Activities.")

      (3) Not a Publicly Traded Partnership. Assuming that no more than 10% of the Units are transferred in any taxable year of the Partnership, other than in private transfers described in Treas. Reg. ss.1.7704-1(e), the Partnership will not be treated as a "publicly traded partnership" under the Code. (See "- Limitations on Passive Activities - Publicly Traded Partnership Rules.")
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      (4) Availability of Certain Deductions. Business expenses, including payments for personal services actually rendered in the taxable year in which accrued, which are reasonable, ordinary and necessary and do not include amounts for items such as Lease acquisition costs, organization and syndication fees and other items which are required to be capitalized, are currently deductible. (See "-2002 Expenditures," "- Availability of Certain Deductions" and "- Partnership Organization and Syndication Fees.")

      (5) Intangible Drilling Costs. The Partnership will elect to deduct currently all Intangible Drilling Costs. However, each Participant may elect instead to capitalize and deduct all or part of his share of the Intangible Drilling Costs ratably over a 60 month period as discussed in "Minimum Tax - Tax Preferences," below. Subject to the foregoing, Intangible Drilling Costs paid by the Partnership under the terms of bona fide drilling contracts for the Partnership's wells will be deductible in the taxable year in which the payments are made and the drilling services are rendered, assuming the amounts are fair and reasonable consideration and subject to certain restrictions summarized below, including basis and "at risk" limitations, and the passive activity loss limitation with respect to the Limited Partners. (See "- Intangible Drilling Costs" and "- Drilling Contracts.")

      (6) Prepayments of Intangible Drilling Costs. Depending primarily on when the Partnership's subscription proceeds are received, the Managing General Partner anticipates that the Partnership will prepay in 2002 most, if not all, of the Intangible Drilling Costs related to Partnership Wells the drilling of which will begin in 2003. Assuming that these amounts are fair and reasonable, and based in part on the factual assumptions set forth below, in our opinion the prepayments of Intangible Drilling Costs will be deductible for the 2002 taxable year even though all Working Interest owners in the well may not be required to prepay Intangible Drilling Costs, subject to certain restrictions summarized below, including basis and "at risk" limitations, and the passive activity loss limitation with respect to the Limited Partners. (See "- Drilling Contracts," below.)

          The foregoing opinion is based in part on the assumptions that:

          (a) the Intangible Drilling Costs will be required to be prepaid in 2002 for specified wells under the Drilling and Operating Agreement;

          (b) under the Drilling and Operating Agreement the drilling of the wells is required to be, and actually is, begun on or before March 31, 2003, and the wells are continuously drilled until completed, if warranted, or abandoned; and

          (c) the required prepayments are not refundable to the Partnership and any excess prepayments are applied to Intangible Drilling Costs of substitute wells.

      (7) Depletion Allowance. The greater of cost depletion or percentage depletion will be available to qualified Participants as a current deduction against the Partnership's natural gas and oil production income, subject to certain restrictions summarized below. (See "- Depletion Allowance.")

      (8) MACRS. The Partnership's reasonable costs for equipment placed in the wells which cannot be deducted immediately ("Tangible Costs") will be eligible for cost recovery deductions under the Modified Accelerated Cost Recovery System ("MACRS"), generally over a seven year "cost recovery period," subject to certain restrictions summarized below, including basis and "at risk" limitations, and the passive activity loss limitation in the case of the Limited Partners. (See "- Depreciation - Modified Accelerated Cost Recovery System ("MACRS").")
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      (9) Tax Basis of Units. Each Participant's adjusted tax basis in his Units will be increased by his total subscription proceeds. (See "- Tax
          Basis of Units.")

     (10) At Risk Limitation on Losses. Each Participant initially will be "at risk" to the full extent of his subscription proceeds. (See "- `At Risk' Limitation For Losses.")

     (11) Allocations. Assuming the effect of the allocations of income, gain, loss and deduction, or items thereof, set forth in the Partnership Agreement, including the allocations of basis and amount realized with respect to natural gas and oil properties, is substantial in light of a Participant's tax attributes that are unrelated to the Partnership, the allocations will have "substantial economic effect" and will govern each Participant's distributive share of the items to the extent the allocations do not cause or increase deficit balances in the Participants' Capital Accounts. (See "- Allocations.")

     (12) Subscription. No gain or loss will be recognized by the Participants on payment of their subscriptions.

     (13) Profit Motive and No Tax Shelter Registration. Based on the results of the previous partnerships sponsored by the Managing General Partner set forth in "Prior Activities" in the Prospectus and the Managing General Partner's representations to us, including that the principal purpose of the Partnership is to locate, produce and market natural gas and oil on a profitable basis apart from tax benefits (which is supported by the geological evaluations and other information for the proposed Prospects included in Appendix A to the Prospectus, which covers approximately 60% of the Prospects to be drilled if all of the Units are sold), the Partnership will possess the requisite profit motive underss.183 of the Code and is not required to register with the IRS as a tax shelter. (See "- Disallowance of Deductions Under
          Section 183 of the Code" and "- Lack of Registration as a Tax
          Shelter.")

     (14) Anti-Abuse Rules and Judicial Doctrines. Based on the results of the previous partnerships sponsored by the Managing General Partner set forth in "Prior Activities" in the Prospectus and the Managing General Partner's representations to us, including that the principal purpose of the Partnership is to locate, produce and market natural gas and oil on a profitable basis apart from tax benefits (which is supported by the geological evaluations and other information for the proposed Prospects included in Appendix A to the Prospectus, which covers approximately 60% of the Prospects to be drilled if all of the Units are sold), potentially relevant statutory or regulatory anti-abuse rules and judicial doctrines will not have a material adverse effect on the tax consequences of an investment in the Partnership by a typical Participant as described in our opinions. (See "-Anti-Abuse Rules and Judicial Doctrines.")

     (15) Overall Evaluation of Tax Benefits. Based on our conclusion that substantially more than half of the material tax benefits of the Partnership, in terms of their financial impact on a typical Participant, more likely than not will be realized if challenged by the IRS, the tax benefits of the Partnership, in the aggregate, which are a significant feature of an investment in the Partnership by a typical original Participant more likely than not will be realized as contemplated by the Prospectus. The discussion in the Prospectus under the caption "TAX ASPECTS," insofar as it contains statements of federal income tax law, is correct in all material respects. (See "Tax Aspects" in the Prospectus.)

                            * * * * * * * * * * * * *
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In General
----------

     The following is a summary of all of the material federal income tax consequences of the purchase, ownership and disposition of Investor General Partners Units and Limited Partner Units which will apply to typical Participants. However, there is no assurance that the present laws or regulations will not be changed and adversely affect a Participant. The IRS may challenge the deductions claimed by the Partnership or a Participant, or the taxable year in which the deductions are claimed, and no guaranty can be given that the challenge would not be upheld if litigated.

     The practical utility of the tax aspects of any investment depends largely on each Participant's particular income tax position in the year in which items of income, gain, loss, deduction or credit are properly taken into account in computing his federal income tax liability. In addition, except as otherwise noted, different tax considerations may apply to foreign persons, corporations, partnerships, trusts and other prospective Participants which are not treated as individuals for federal income tax purposes. Also, the treatment of the tax attributes of the Partnership may vary among Participants. Accordingly, each Participant is urged to seek qualified, professional assistance in the preparation of his federal, state and local tax returns with specific reference to his own tax situation.

Partnership Classification

     For federal income tax purposes a partnership is not a taxable entity. Thus, the partners, rather than the partnership, receive all items of income, gain, loss, deduction, credit and tax preference from the operations engaged in by the partnership.

     Under the regulations a business entity with two or more members is classified for federal tax purposes as either a corporation or a partnership. Treas. Reg. ss.301.7701-2(a). The term corporation includes a business entity organized under a State statute which describes the entity as a corporation, body corporate, body politic, joint-stock company or joint-stock association. Treas. Reg. ss.301.7701-2(b). The Partnership was formed under the Delaware Revised Uniform Limited Partnership Act which describes the Partnership as a "partnership." Consequently, the Partnership automatically will be classified as a partnership unless it elects to be classified as a corporation. In this regard, the Managing General Partner has represented to us that the Partnership will not elect to be taxed as a corporation.

Limitations on Passive Activities

     Under the passive activity rules of ss.469 of the Code, all income of a taxpayer who is subject to the rules is categorized as:

     (i) income from passive activities such as limited partners' interests in a business;

     (ii)  active income such as salary, bonuses, etc.; or

     (iii) portfolio income. "Portfolio income" consists of
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           (a) interest, dividends and royalties, unless earned in the ordinary course of a trade or business; and

           (b) gain or loss not derived in the ordinary course of a trade or business on the sale of property that generates portfolio income or is held for investment.

Losses generated by passive activities can offset only passive income and cannot be applied against active income or portfolio income.

     The passive activity rules apply to individuals, estates, trusts, closely held C corporations which generally are corporations with five or fewer individuals who own directly or indirectly more than 50% of the stock, and personal service corporations other than corporations where the owner-employees together own less than 10% of the stock. However, a closely held C corporation, other than a personal service corporation, may use passive losses and credits to offset taxable income of the company figured without regard to passive income or loss or portfolio income.

     Passive activities include any trade or business in which the taxpayer does not materially participate on a regular, continuous, and substantial basis. Under the Partnership Agreement, Limited Partners will not have material participation in the Partnership and generally will be subject to the passive activity rules.

     Investor General Partners also do not materially participate in the Partnership. However, because the Partnership will own only Working Interests in its wells and Investor General Partners will not have limited liability under the Delaware Revised Uniform Limited Partnership Act until they are converted to Limited Partners, their deductions generally will not be treated as passive deductions before the conversion. I.R.C. ss.469(c)(3). (See "- Conversion from Investor General Partner to Limited Partner," below.) However, if an Investor General Partner invests in the Partnership through an entity which limits his liability, for example, a limited partnership, limited liability company or S corporation, then he generally will be subject to the passive activity limitations the same as a Limited Partner. Contractual limitations on the liability of Investor General Partners under the Partnership Agreement such as insurance, limited indemnification, etc. will not cause Investor General Partners to be subject to the passive activity limitations.

     A Limited Partner's "at risk" amount is reduced by losses allowed underss.465 of the Code even if the losses are suspended by the passive loss limitation. (See "- `At Risk' Limitation For Losses," below.) Similarly, a Limited Partner's basis is reduced by deductions even if the deductions are disallowed under the passive loss limitation. (See "- Tax Basis of Units," below.)

     Suspended losses may be carried forward, but not back, and used to offset future years' passive activity income. A suspended loss is allowed in full when the entire interest is sold to an unrelated third-party in a taxable transaction and in part on the disposition of substantially all of the passive activity if the suspended loss as well as current gross income and deductions can be allocated to the part disposed of with reasonable certainty. In an installment sale, passive losses become available in the same ratio that gain recognized each year bears to the total gain on the sale.

     Any suspended losses remaining at a taxpayer's death are allowed as deductions on his final return, subject to a reduction to the extent the basis of the property in the hands of the transferee exceeds the property's adjusted basis immediately before the decedent's death. If a taxpayer makes a gift of his entire interest in a passive activity, the basis in the property of the person receiving the gift is increased by any suspended losses and no deductions are allowed. If the interest is later sold at a loss, the basis in the property of the person receiving the gift is limited to the fair market value on the date the gift was made.

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     Publicly Traded Partnership Rules. Net losses of a partner from each publicly traded partnership are suspended and carried forward to be netted against income from that publicly traded partnership only. In addition, net losses from other passive activities may not be used to offset net passive income from a publicly traded partnership. I.R.C.ss.ss.469(k)(2) and 7704. However, in the opinion of Special Counsel it is more likely than not that the Partnership will not be characterized as a publicly traded partnership under the Code so long as no more than 10% of the Units are transferred in any taxable year of the Partnership, other than in private transactions described in Treas. Reg. ss.1.7704-1(e).

     Conversion from Investor General Partner to Limited Partner. The Managing General Partner anticipates, depending primarily on when the Partnership subscriptions are received, that the Partnership will prepay and accrue as expenses in 2002 most, if not all, of the Intangible Drilling Costs for drilling activities that will begin in 2003. If a Participant invests as an Investor General Partner, then his share of the Partnership's 2002 deduction for Intangible Drilling Costs will not be subject to the passive activity limitations because the Investor General Partner Units will not be converted by the Managing General Partner to Limited Partner Units until after all of the Partnership Wells have been drilled and completed, which the Managing General Partner anticipates will be in the late Summer of 2003. Thereafter, each Investor General Partner will have limited liability as a limited partner under the Delaware Revised Uniform Limited Partnership Act with respect to his interest in the Partnership.

     Concurrently, the Investor General Partner will become subject to the passive activity limitations. However, because an Investor General Partner will have a non-passive loss in 2002 as a result of the Partnership's deduction for Intangible Drilling Costs, the Code requires that his net income from Partnership Wells following the conversion must continue to be characterized as non-passive income which cannot be offset with passive losses. I.R.C. ss.469(c)(3)(B). An Investor General Partner's conversion of his Units into Limited Partner Units should not have any other adverse tax consequences unless the Investor General Partner's share of any Partnership liabilities is reduced as a result of the conversion. Rev. Rul. 84-52, 1984-1 C.B. 157. A reduction in a partner's share of liabilities is treated as a constructive distribution of cash to the partner, which reduces the basis of the partner's interest in the partnership and is taxable to the extent it exceeds his basis. (See "-Tax Basis of Units," below.)

Taxable Year and Method of Accounting

     The Partnership intends to adopt a calendar year taxable year and the accrual method of accounting for federal income tax purposes. I.R.C. ss.ss.706(a) and (b) and 448(a). The taxable year of the Partnership is important to a Participant because the Partnership's deductions, income and other items of tax significance must be taken into account in computing the Participant's taxable income for his taxable year within or with which the Partnership's taxable year ends. The tax year of a partnership generally must be the tax year of one or more of its partners who have an aggregate interest in partnership profits and capital of greater than 50%. Under the accrual method of accounting, income is taken into account for the year in which all events have occurred which fix the right to receive it and the amount is determinable with reasonable accuracy, rather than the time of receipt. Consequently, Participants may have income tax liability resulting from the Partnership's accrual of income in one tax year that it does not receive until the next tax year. Expenses are deducted for the year in which all events have occurred that determine the fact of the liability, the amount is determinable with reasonable accuracy and the economic performance test is satisfied. Under ss.461(h) of the Code, if the liability of the taxpayer arises out of the providing of services or property to the taxpayer by another person, economic performance occurs as the services or property, respectively, are provided. If the liability of the taxpayer arises out of the use of the property by the taxpayer, economic performance occurs as the property is used. Under ss.461(i) of the Code, however, a special rule provides that there is economic performance in the current tax year with respect to amounts paid in that tax year for intangible drilling costs of drilling a natural gas or oil well so long as the drilling of the well begins before the close of the 90th day after the close of the tax year. (See "-Drilling Contracts," below.)

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September 23, 2002
Page 10

2002 Expenditures

     The Managing General Partner anticipates that all of the Partnership's subscription proceeds will be expended in 2002 and the related income and deductions, including the deduction for Intangible Drilling Costs, will be reflected on the Participants' federal income tax returns for that period. (See "Capitalization and Source of Funds and Use of Proceeds" and "Participation in Costs and Revenues" in the Prospectus.)

     Depending primarily on when the Partnership's subscription proceeds are received, the Managing General Partner anticipates that the Partnership will prepay in 2002 most, if not all, of its Intangible Drilling Costs for wells the drilling of which will begin in 2003. The deductibility in 2002 of these advance payments cannot be guaranteed. (See " - Drilling Contracts," below.)

Availability of Certain Deductions

     Ordinary and necessary business expenses, including reasonable compensation for personal services actually rendered, are deductible in the year incurred. Treasury Regulation ss.1.162-7(b)(3) provides that reasonable compensation is only the amount as would ordinarily be paid for like services by like enterprises under like circumstances. The Managing General Partner has represented to Special Counsel that the amounts payable to the Managing General Partner and its Affiliates, including the amounts paid to the Managing General Partner or its Affiliates as general drilling contractor, are the amounts which would ordinarily be paid for similar services in similar transactions. (See "- Drilling Contracts," below.)

     The fees paid to the Managing General Partner and its Affiliates will not be currently deductible to the extent it is determined by the IRS or the courts that they are:

       o in excess of reasonable compensation;

       o properly characterized as organization or syndication fees or other capital costs such as the acquisition cost of the Leases; or

       o are not "ordinary and necessary" business expenses.

(See " - Partnership Organization and Syndication Fees," below.) In the event of an audit, payments to the Managing General Partner and its Affiliates by the Partnership will be scrutinized by the IRS to a greater extent than payments to an unrelated party.

Intangible Drilling Costs

     Assuming a proper election and subject to the passive activity loss rules in the case of Limited Partners, each Participant will be entitled to deduct his share of Intangible Drilling Costs, which include items which do not have salvage value, such as labor, fuel, repairs, supplies and hauling necessary to the drilling of a well. I.R.C. ss.263(c), Treas. Reg. ss.1.612-4(a). (See "Participation in Costs and Revenues" in the Prospectus and "- Limitations on Passive Activities," above.) These deductions are subject to recapture as ordinary income rather than capital gain on the sale or other disposition of the property or a Participant's Units. (See " - Sale of the Properties" and " - Disposition of Units," below.) Also, productive-well Intangible Drilling Costs

KUNZMAN & BOLLINGER, INC.

Atlas Resources, Inc.
September 23, 2002
Page 11

may subject a Participant to an alternative minimum tax in excess of regular tax unless the Participant elects to deduct all or part of these costs ratably over a 60 month period. (See "- Minimum Tax - Tax Preferences," below.)

     The Managing General Partner estimates that on average approximately 78% of the total price to be paid by the Partnership for all of its completed wells will be Intangible Drilling Costs which are charged 100% to the Participants under the Partnership Agreement. Under the Partnership Agreement, not less than 90% of the subscription proceeds received by the Partnership from the Participants will be used to pay Intangible Drilling Costs. The IRS could challenge the characterization of a portion of these costs as deductible Intangible Drilling Costs and recharacterize the costs as some other item which may be non-deductible. However, this would have no effect on the allocation and payment of the Intangible Drilling Costs by the Participants under the Partnership Agreement.

     In the case of corporations, other than S corporations, which are "integrated oil companies," the amount allowable as a deduction for Intangible Drilling Costs in any taxable year is reduced by 30%. I.R.C. ss.291(b)(1). Integrated oil companies are:

       (i) those taxpayers who directly or through a related person engage in the retail sale of natural gas and oil and whose gross receipts for the calendar year from such activities exceed $5,000,000; or

       (ii) those taxpayers and related persons who have refinery production in excess of 50,000 barrels on any day during the taxable year.

Amounts disallowed as a current deduction are allowable as a deduction ratably over the 60-month period beginning with the month in which the costs are paid or incurred.

Each Participant is urged to consult with his personal tax advisor concerning the tax benefits to him of the Partnership's deduction for Intangible Drilling Costs in light of the Participant's own tax situation.

Drilling Contracts
------------------

     The Partnership will enter into the Drilling and Operating Agreement with the Managing General Partner or its Affiliates, as a third-party general drilling contractor, to drill and complete the Partnership's Development Wells on a Cost plus 15% basis. For its services as general drilling contractor, the Managing General Partner anticipates that on average over all of the wells drilled and completed by the Partnership it will have reimbursement of general and administrative overhead of $14,380 per well and a profit of 15% (approximately $27,000 assuming a 100% interest in each well) per well, with respect to the Intangible Drilling Costs and portion of Tangible Costs paid by the Participants as described in "Compensation - Drilling Contracts" in the Prospectus. However, the actual cost of drilling and completing the wells may be more or less than the estimated amount, due primarily to the uncertain nature of drilling operations, and the Managing General Partner's profit per well also could be more or less than the dollar amount estimated by the Managing General Partner.

     The Managing General Partner believes the prices under the Drilling and Operating Agreement are competitive in the proposed areas of operation. Nevertheless, the amount of the profit realized by the Managing General Partner under the Drilling and Operating Agreement could be challenged by the IRS as unreasonable and disallowed as a deductible Intangible Drilling Cost. (See "- Intangible Drilling Costs," above, and "Compensation" and "Proposed Activities" in the Prospectus.)

KUNZMAN & BOLLINGER, INC.

Atlas Resources, Inc.
September 23, 2002
Page 12


     Depending primarily on when the Partnership's subscription proceeds are received, the Managing General Partner anticipates that the Partnership will prepay and accrue as expenses in 2002 most, if not all, of the Intangible Drilling Costs for drilling activities that will begin in 2003. (See "- Limitations on Passive Activities," above.) In Keller v. Commissioner, 79 T.C. 7
(1982), aff'd 725 F.2d 1173 (8th Cir. 1984), the Tax Court applied a two-part test for the current deductibility of prepaid intangible drilling and development costs: (1) the expenditure must be a payment rather than a refundable deposit; and (2) the deduction must not result in a material distortion of income taking into substantial consideration the business purpose aspects of the transaction. The drilling partnership in Keller entered into footage and daywork drilling contracts which permitted it to terminate the contracts at any time without default by the driller, and receive a return of the prepaid amounts less amounts earned by the driller. The Tax Court found that the right to receive, by unilateral action, a refund of the prepayments on the footage and daywork drilling contracts rendered the prepayments deposits instead of payments. Therefore, the prepayments were held to be nondeductible in the year they were paid to the extent they had not been earned by the driller. The Tax Court further found that the drilling partnership failed to show a convincing business purpose for prepayments under the footage and daywork drilling contracts.

     The drilling partnership in Keller also entered into turnkey drilling contracts which permitted it to stop work under the contract at any time and apply the unearned balance of the prepaid amounts to another well to be drilled on a turnkey basis. The Tax Court found that these prepayments constituted "payments" and not nondeductible deposits, despite the right of substitution. Further, the Tax Court noted that the turnkey drilling contracts obligated "the driller to drill to the contract depth for a stated price regardless of the time, materials or expenses required to drill the well," thereby locking in prices and shifting the risks of drilling from the drilling partnership to the driller. Since the drilling partnership, a cash basis taxpayer, received the benefit of the turnkey obligation in the year of prepayment, the Tax Court found that the amounts prepaid on turnkey drilling contracts clearly reflected income and were deductible in the year of prepayment.

     In Leonard T. Ruth, TC Memo 1983-586, a drilling program entered into nine separate turnkey contracts with a general contractor, the parent corporation of the drilling program's corporate general partner, to drill nine program wells. Each contract identified the prospect to be drilled, stated the turnkey price, and required the full price to be paid in 1974. The program paid the full turnkey price to the general contractor on December 31, 1974; the receipt of which was found by the court to be significant in the general contractor's financial planning. The program had no right to receive a refund of any of the payments. The actual drilling of the nine wells was subcontracted by the general contractor to independent contractors who were paid by the general contractor in accordance with their individual contracts. The drilling of all wells commenced in 1975 and all wells were completed that year. The amount paid by the general contractor to the independent driller for its work on the nine wells was approximately $365,000 less than the amount prepaid by the program to the general contractor. The program claimed a deduction for intangible drilling and development costs in 1974. The IRS challenged the timing of the deduction, contending that there was no business purpose for the payments in 1974, that the turnkey arrangements were merely "contracts of convenience" designed to create a tax deduction in 1974, and that the turnkey contracts constituted assets having a life beyond the taxable year and that to allow a deduction for their entire costs in 1974 distorted income. The Tax Court, relying on Keller, held that the program could deduct the full amount of the payments in 1974. The court found that the program entered into turnkey contracts, paid a premium to secure the turnkey obligations, and thereby locked in the drilling price and shifted the risks of drilling to the general contractor. Further, the court found that by signing and paying the turnkey obligation, the program got its bargained-for benefit in 1974, therefore the deduction of the payments in 1974 clearly reflected income.

     The Partnership will attempt to comply with the guidelines set forth in Keller with respect to prepaid Intangible Drilling Costs. The Drilling and Operating Agreement will require the Partnership to prepay in 2002 Intangible

KUNZMAN & BOLLINGER, INC.

Atlas Resources, Inc.
September 23, 2002
Page 13

Drilling Costs for specified wells the drilling of which will begin in 2003. Prepayments should not result in a loss of current deductibility where there is a legitimate business purpose for the required prepayment, the contract is not merely a sham to control the timing of the deduction and there is an enforceable contract of economic substance. The Drilling and Operating Agreement will require the Partnership to prepay the Intangible Drilling Costs of drilling and completing the wells in order to enable the Operator to commence site preparation for the wells, obtain suitable subcontractors at the then current prices and insure the availability of equipment and materials. Under the Drilling and Operating Agreement excess prepaid amounts, if any, will not be refundable to the Partnership but will be applied to Intangible Drilling Costs to be incurred in drilling and completing substitute wells. Under Keller, a provision for substitute wells should not result in the prepayments being characterized as refundable deposits.

     The likelihood that prepayments will be challenged by the IRS on the grounds that there is no business purpose for the prepayment is increased if prepayments are not required with respect to 100% of the Working Interest. It is possible that less than 100% of the Working Interest will be acquired by the Partnership in one or more wells and prepayments may not be required of all holders of the Working Interest. However, in the view of Special Counsel, a legitimate business purpose for the required prepayments may exist under the guidelines set forth in Keller, even though prepayment is not required, or actually received, by the drilling contractor with respect to a portion of the Working Interest.

     In addition, a current deduction for prepaid Intangible Drilling Costs is available only if the drilling of the wells begins before the close of the 90th day after the close of the taxable year. The Managing General Partner will attempt to cause the drilling of all prepaid Partnership Wells to begin on or before March 31, 2003. However, the drilling of any Partnership Well may be delayed due to circumstances beyond the control of the Partnership or the drilling contractor. Such circumstances include, for example, the unavailability of drilling rigs, weather conditions, inability to obtain drilling permits or access right to the drilling site, or title problems. Due to the foregoing factors no guaranty can be given that the drilling of all prepaid Partnership Wells required by the Drilling and Operating Agreement to begin on or before March 31, 2003, will actually begin by that date. In that event, deductions claimed in 2002 for prepaid Intangible Drilling Costs would be disallowed and deferred to the 2003 taxable year.

     No assurance can be given that on audit the IRS would not disallow the current deductibility of a portion or all of any prepayments of Intangible Drilling Costs under the Partnership's drilling contracts, thereby decreasing the amount of deductions allocable to the Participants for the current taxable year, or that the challenge would not ultimately be sustained. In the event of disallowance, the deduction would be available in the year the work is actually performed.

Depletion Allowance
-------------------

     Proceeds from the sale of the Partnership's natural gas and oil production will constitute ordinary income. A certain portion of that income will not be taxable because of the depletion allowance which permits the deduction from gross income for federal income tax purposes of either the percentage depletion allowance or the cost depletion allowance, whichever is greater. I.R.C. ss.ss.611, 613 and 613A. These deductions are subject to recapture as ordinary income rather than capital gain on the disposition of the property or a Participant's Units. (See " - Sale of the Properties" and " - Disposition of Units," below.)

     Cost depletion for any year is determined by dividing the adjusted tax basis for the property by the total units of natural gas or oil expected to be recoverable from the property and then multiplying the resultant quotient by the number of units actually sold during the year. Cost depletion cannot exceed the adjusted tax basis of the property to which it relates.

KUNZMAN & BOLLINGER, INC.

Atlas Resources, Inc.
September 23, 2002
Page 14

     Percentage depletion generally is available to taxpayers other than integrated oil companies. (See "- Intangible Drilling Costs," above.) Percentage depletion is based on the Participant's share of the Partnership's gross income from its natural gas and oil properties. Generally, percentage depletion is available with respect to 6 million cubic feet of average daily production of natural gas or 1,000 barrels of average daily production of domestic crude oil. Taxpayers who have both natural gas and oil production may allocate the production limitation between the production.

     The rate of percentage depletion is 15%. However, percentage depletion for marginal production increases 1%, up to a maximum increase of 10%, for each whole dollar that the domestic wellhead price of crude oil for the immediately preceding year is less than $20 per barrel without adjustment for inflation. I.R.C. ss.613A(c)(6). The term "marginal production" includes natural gas and oil produced from a domestic stripper well property, which is defined as any property which produces a daily average of 15 or less equivalent barrels of oil, which is 90 MCF of natural gas, per producing well on the property in the calendar year. Most, if not all, of the Partnership's wells will qualify for these potentially higher rates of percentage depletion. The rate of percentage depletion for marginal production in 2002 is 15%. This rate fluctuates from year to year depending on the price of oil, but will not be less than the statutory rate of 15% nor more than 25%.

      Also, percentage depletion:

       (i) may not exceed 100% of the net income from each natural gas and oil property before the deduction for depletion; and

       (ii) is limited to 65% of the taxpayer's taxable income for a year computed without regard to percentage depletion, net operating loss carry-backs and capital loss carry-backs.

With respect to marginal properties, however, which will include most, if not all, of the Partnership's wells, the 100% of net income property limitation is suspended for 2002 and 2003. I.R.C.ss.613A(c)(6)(H).

     Availability of percentage depletion must be computed separately for each Participant and not by the Partnership or for Participants as a whole. Potential Participants are urged to consult their own tax advisors with respect to the availability of percentage depletion to them.

Depreciation - Modified Accelerated Cost Recovery System ("MACRS")
------------------------------------------------------------------

     Tangible Costs and the related depreciation deductions generally are charged and allocated under the Partnership Agreement 66% to the Managing General Partner and 34% to the Participants. However, if the total Tangible Costs for all of the Partnership's wells that would be charged to the Participants exceeds an amount equal to 10% of the Partnership's subscription proceeds, then the excess, together with the related depreciation deductions, will be charged and allocated to the Managing General Partner. These deductions are subject to recapture as ordinary income rather than capital gain on the disposition of the property or a Participant's Units. (See " - Sale of the Properties" and " - Disposition of Units," below.) The cost of most equipment placed in service by the Partnership will be recovered through depreciation deductions over a seven year cost recovery period using the 200% declining balance method, with a switch to straight-line to maximize the deduction. I.R.C. ss.168(c). In the case of a short tax year the MACRS deduction is prorated on a 12-month basis. No distinction is made between new and used property and salvage value is disregarded. Except as discussed below, depreciation for alternative minimum tax purposes is computed using the 150% declining balance method, switching to straight-line, for most personal property, and all property assigned to the 7-year class generally is treated as placed in service, or disposed of, in the middle of the year.

KUNZMAN & BOLLINGER, INC.

Atlas Resources, Inc.
September 23, 2002
Page 15

     Notwithstanding the foregoing, under the Job Creation and Worker Assistance Act of 2002 ("2002 Act"), for federal income tax purposes the Partnership will be entitled to accelerate in the year in which the equipment is placed in service an additional depreciation allowance based on 30% of the adjusted basis of those qualified Tangible Costs. See ss.168(k) of the Code. The basis of this property will be reduced by the additional 30% first-year depreciation allowance for purposes of calculating the regular MACRS depreciation allowances beginning in 2002. Although not specifically mentioned in the 2002 Act, the examples provided in the Technical Explanation of the 2002 Act do not reduce the 30% additional depreciation allowance by the half-year convention discussed above. Nevertheless, because this situation is not clearly addressed by the 2002 Act it is possible the half-year convention or a mid-quarter convention, depending on when the Partnership's equipment is placed in service, ultimately may be determined to apply. Also, there will not be any alternative minimum tax adjustment with respect to the Partnership's additional 30% first-year depreciation allowance, nor any of the other depreciation deductions allowable in 2002 or later years for the costs of equipment it places in the wells. I.R.C. ss.168(k)(2)(F).

KUNZMAN & BOLLINGER, INC.

Atlas Resources, Inc.
September 23, 2002
Page 16



Leasehold Costs and Abandonment
-------------------------------

     Lease acquisition costs, together with the related cost depletion deduction and any abandonment loss for Lease costs, are allocated under the Partnership Agreement 100% to the Managing General Partner, which will contribute the Leases to the Partnership as a part of its Capital Contribution.

Tax Basis of Units

     A Participant's share of Partnership loss is allowable only to the extent of the adjusted basis of his Units at the end of the Partnership's taxable year. I.R.C. ss.704(d). The adjusted basis of the Units will be adjusted, but not below zero, for any gain or loss to the Participant from a disposition by the Partnership of a natural gas and oil property, and will be increased by his:

       (i)   cash subscription payment;

       (ii)  share of Partnership income; and

       (iii) share, if any, of Partnership debt.

The adjusted basis of a Participant's Units will be reduced by his:

       (i)   share of Partnership losses;

       (ii) share of Partnership expenditures that are not deductible in computing its taxable income and are not properly chargeable to capital account;

       (iii) depletion deduction, but not below zero; and

       (iv) cash distributions from the Partnership. I.R.C.ss.ss.705, 722 and 742.

     The reduction in a Participant's share of Partnership liabilities, if any, is considered a cash distribution. Participants will not be personally liable on any Partnership loans; however, Investor General Partners will be liable for other obligations of the Partnership. (See "Risk Factors - Risks Related to an Investment In a Partnership - If You Choose to Invest as a General Partner, Then You Have a Greater Risk Than a Limited Partner" in the Prospectus.) Should cash distributions exceed the tax basis of the Participant's Units, taxable gain would result to the extent of the excess. (See "- Distributions From the Partnership," below.)

"At Risk" Limitation For Losses
-------------------------------

     Subject to the limitations on "passive losses" generated by the Partnership in the case of Limited Partners and a Participant's basis in his Units, each Participant may use his share of the Partnership's losses to offset income from other sources. (See "- Limitations on Passive Activities" and "- Tax Basis of Units," above.) However, a Participant, other than a corporation which is neither an S corporation nor a corporation in which five or fewer individuals own more than 50% of the stock, who sustains a loss in connection with the Partnership's natural gas and oil activities may deduct the loss only to the extent of the amount he has "at risk" in the Partnership at the end of a taxable year. I.R.C. ss.465.

KUNZMAN & BOLLINGER, INC.

Atlas Resources, Inc.
September 23, 2002
Page 17


     A Participant's initial "at risk" amount is limited to the amount of money he pays for his Units. Any amounts borrowed by a Participant to buy his Units will not be considered "at risk" if the amounts are borrowed from any person who has an interest, other than as a creditor, in the Partnership or from a related person to a person, other than the taxpayer, having such an interest.

     "Loss" means the excess of allowable deductions for a taxable year from the Partnership over the amount of income actually received or accrued by the Participant during the year from the Partnership. The amount a Participant has "at risk" may not include the amount of any loss that the Participant is protected against through:

       (i)   nonrecourse loans;

       (ii)  guarantees;

       (iii) stop loss agreements; or

       (iv)  other similar arrangements.

The amount of any loss that is disallowed will be carried over to the next taxable year, to the extent a Participant is "at risk." Further, a taxpayer's "at risk" amount in subsequent taxable years with respect to the Partnership will be reduced by that portion of the loss which is allowable as a deduction.

     The Participants' cash subscription payments to the Partnership are usually "at risk." Since income, gains, losses, and distributions of the Partnership affect the "at risk" amount, the extent to which a Participant is "at risk" must be determined annually. Previously allowed losses must be included in gross income if the "at risk" amount is reduced below zero. The amount included in income, however, may be deducted in the next taxable year to the extent of any increase in the amount which the Participant has "at risk."

Distributions From the Partnership
----------------------------------

     Generally, a cash distribution from the Partnership to a Participant in excess of the adjusted basis of the Participant's Units immediately before the distribution is treated as gain from the sale or exchange of his Units to the extent of the excess. I.R.C.ss.731(a)(1). No loss is recognized by the Participants on these types of distributions. I.R.C.ss.731(a)(2). No gain or loss is recognized by the Partnership on these types of distributions. I.R.C.ss.731(b). If property is distributed by the Partnership to the Managing General Partner and the Participants, certain basis adjustments may be made by the Partnership, the Managing General Partner and the Participants. I.R.C.ss.ss.732, 733, 734, and 754. (Seess.5.04(d) of the Partnership Agreement.) Other distributions of cash, disproportionate distributions of property, and liquidating distributions may result in taxable gain or loss. (See " - Disposition of Units" and " - Termination of the Partnership," below.)

Sale of the Properties
----------------------

     Generally, adjusted net long-term capital gains of a noncorporate taxpayer on the sale of assets held more than a year are taxed at a maximum rate of 20%, or 10% if they would be subject to tax at a rate below 25% if they were not eligible for long-term capital gains treatment. These rates are 18% and 8%, respectively, for gain on qualifying assets held for more than five years. I.R.C. ss.1(h). The capital gain rates also apply for purposes of the alternative minimum tax. (See " - Minimum Tax - Tax Preferences," below.) The annual capital loss limitation for noncorporate taxpayers is the amount of capital gains plus the lesser of $3,000, which is reduced to $1,500 for married persons filing separate returns, or the excess of capital losses over capital gains. I.R.C. ss.1211(b).

KUNZMAN & BOLLINGER, INC.

Atlas Resources, Inc.
September 23, 2002
Page 18


     Gains and losses from sales of natural gas and oil properties held for more than 12 months generally will be treated as a long-term capital gain, while a net loss will be an ordinary deduction, except to the extent of depreciation recapture on equipment and recapture of any Intangible Drilling Costs, depletion deductions and certain losses on previous sales, if any, of the Partnership's assets as discussed below. Other gains and losses on sales of natural gas and oil properties will generally result in ordinary gains or losses.

     Intangible Drilling Costs that are incurred in connection with a natural gas or oil property may be recaptured as ordinary income when the property is disposed of by the Partnership. Generally, the amount recaptured is the lesser of:

       (1) the aggregate amount of expenditures which have been deducted as Intangible Drilling Costs with respect to the property and which, but for being deducted, would be reflected in the adjusted basis of the property; or

       (2) the excess of (i) the amount realized, in the case of a sale, exchange or involuntary conversion; or (ii) the fair market value of the interest, in the case of any other disposition; over the adjusted basis of the property. I.R.C.ss.1254(a).

(See " - Intangible Drilling Costs," above.)

     In addition, the deductions for depletion which reduced the adjusted basis of the property are subject to recapture as ordinary income, and all gain on disposition of equipment is treated as ordinary income to the extent of MACRS deductions claimed by the Partnership. I.R.C. ss.1254(a). (See " - Depletion Allowance" and "- Depreciation - Modified Accelerated Cost Recovery System ("MACRS"), above.)

Disposition of Units
--------------------

     The sale or exchange, including a purchase by the Managing General Partner, of all or part of a Participant's Units held by him for more than 12 months will generally result in a recognition of long-term capital gain or loss. However, previous deductions for depreciation, depletion and Intangible Drilling Costs may be recaptured as ordinary income rather than capital gain. (See " - Sale of the Properties," above.) If the Units are held for 12 months or less, the gain or loss generally will be short-term gain or loss. Also, a Participant's pro rata share of the Partnership's liabilities, if any, as of the date of the sale or exchange must be included in the amount realized. Therefore, the gain recognized may result in a tax liability greater than the cash proceeds, if any, from the disposition. In addition to gain from a passive activity, a portion of any gain recognized by a Limited Partner, other than a converted Investor General Partner, on the sale or other disposition of his Units will be characterized as portfolio income under ss.469 of the Code to the extent the gain is attributable to portfolio income, e.g. interest on investment of working capital. Treas. Reg. ss.1.469-2T(e)(3). (See " - Limitations on Passive Activities," above.)

     A gift of a Participant's Units may result in federal and/or state income tax and gift tax liability to the Participant, and interests in different partnerships do not qualify for tax-free like-kind exchanges. I.R.C. ss.1031(a)(2)(D). Other dispositions of a Participant's Units, including a purchase of the Units by the Managing General Partner, may or may not result in recognition of taxable gain. However, no gain should be recognized by an Investor General Partner on the conversion of the Investor General Partner Units to Limited Partner Units so long as there is no change in the Investor General Partner's share of the Partnership's liabilities or certain Partnership assets as a result of the conversion. Rev. Rul. 84-52, 1984-1 C.B. 157.

KUNZMAN & BOLLINGER, INC.

Atlas Resources, Inc.
September 23, 2002
Page 19


     A Participant who sells or exchanges all or part of his Units is required by the Code to notify the Partnership within 30 days or by January 15 of the following year, if earlier. I.R.C. ss.6050K. After receiving the notice, the Partnership is required to make a return with the IRS stating the name and address of the transferor and the transferee and any other information as may be required by the IRS. The Partnership must also provide each person whose name is set forth in the return a written statement showing the information set forth on the return.

     If a Participant dies, sells or exchanges all of his Units, the taxable year of the Partnership will close with respect to that Participant, but not the remaining Participants, on the date of death, sale or exchange, with a proration of partnership items for the Partnership's taxable year. I.R.C. ss.706(c)(2). If a Participant sells less than all of his Units, the Partnership's taxable year will not terminate with respect to the selling Participant, but his proportionate share of items of income, gain, loss and deduction will be determined by taking into account his varying interests in the Partnership during the taxable year. Deductions generally may not be allocated to a person acquiring Units from a selling Participant for a period before the purchaser's admission to the Partnership. I.R.C. ss.706(d).

     Participants are urged to consult their tax advisors before any disposition of a Unit, including purchase of the Unit by the Managing General Partner.

Minimum Tax - Tax Preferences
-----------------------------

     With limited exceptions, all taxpayers are subject to the alternative minimum tax. I.R.C. ss.55. If the alternative minimum tax exceeds the regular tax, the excess is payable in addition to the regular tax. The alternative minimum tax is intended to insure that no one with substantial income can avoid tax liability by using exclusions, deductions and credits. The alternative minimum tax accomplishes this objective by not treating favorably certain items that are treated favorably for purposes of the regular tax. Individual tax preferences or adjustments may include, but are not limited to: accelerated depreciation except as discussed in "-Depreciation - Modified Accelerated Cost Recovery System ("MACRS")" above, Intangible Drilling Costs, incentive stock options and passive activity losses.

     Generally, the alternative minimum tax rate for individuals is 26% on alternative minimum taxable income up to $175,000, $87,500 for married individuals filing separate returns, and 28% thereafter. See " - Sale of the Properties," above, for the tax rates on capital gains. For tax years through 2004, the exemption amount is $49,000 for married couples filing jointly and surviving spouses; $35,750 for single filers, and $24,500 for married persons filing separately. Also, for these tax years only, married persons filing separately must increase their alternative minimum taxable income by the lesser of 25% of the excess of alternative minimum taxable income over $173,000; or $24,500. After 2004, the exemption amount for individuals is $45,000 for married couples filing jointly and surviving spouses, $33,750 for single filers, and $22,500 for married persons filing separately. After 2004, married individuals filing separately must increase alternative minimum taxable income by the lesser of: (i) 25% of the excess of alternative minimum taxable income over $165,000; or (ii) $22,500. These exemption amounts are reduced by 25% of the alternative minimum taxable income in excess of (1) $150,000 for joint returns and surviving spouses; (2) $75,000 for married persons filing separately, and (3) $112,500 for single taxpayers.

     Regular tax personal exemptions are not available for purposes of the alternative minimum tax. The only itemized deductions allowed for minimum tax purposes are those for casualty and theft losses, gambling losses to the extent of gambling gains, charitable deductions, medical deductions in excess of 10% of


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KUNZMAN & BOLLINGER, INC.

Atlas Resources, Inc.
September 23, 2002
Page 20

adjusted gross income, qualified housing interest, investment interest expense not exceeding net investment income, and certain estate taxes. The net operating loss for alternative minimum tax purposes generally is the same as for regular tax purposes, except:

       o current year tax preference items are added back to taxable income; and

       o individuals may use only those itemized deductions as modified under ss.172(d) of the Code allowable in computing alternative minimum taxable income.

Code sections suspending losses, such as the rules concerning a Participant's "at risk" amount and his basis in his Units, are recomputed for minimum tax purposes, and the amount of the deductions suspended or recaptured may differ for regular and minimum tax purposes.

     Alternative minimum taxable income generally is taxable income, plus or minus various adjustments, plus preferences. For taxpayers other than integrated oil companies as that term is defined in "- Intangible Drilling Costs," above, the 1992 National Energy Bill repealed:

       o the preference for excess Intangible Drilling Costs; and

       o the excess percentage depletion preference for natural gas and oil.

The repeal of the excess Intangible Drilling Costs preference, however, under current law may not result in more than a 40% reduction in the amount of the taxpayer's alternative minimum taxable income computed as if the excess Intangible Drilling Costs preference had not been repealed. I.R.C. ss.57(a)(2)(E). Under the prior rules, the amount of Intangible Drilling Costs which is not deductible for alternative minimum tax purposes is the excess of the "excess intangible drilling costs" over 65% of net income from natural gas and oil properties. Net natural gas and oil income is determined for this purpose without subtracting excess Intangible Drilling Costs. Excess Intangible Drilling Costs is the regular Intangible Drilling Costs deduction minus the amount that would have been deducted under 120-month straight-line amortization, or, at the taxpayer's election, under the cost depletion method. There is no preference item for costs of nonproductive wells.

     Also, each Participant may elect to capitalize all or part of his share of the Partnership's Intangible Drilling Costs and deduct the costs ratably over a 60-month period beginning with the month in which the costs were paid or incurred. This election also applies for regular tax purposes and can be revoked only with the IRS' consent. Making this election, therefore, generally will result in the following consequences to the Participant:

       o the Participant's regular tax deduction in 2002 for Intangible Drilling Costs will be reduced because the Participant must spread the deduction for the amount of Intangible Drilling Costs which the Participant elects to capitalize over the 60-month amortization period; and

       o the capitalized Intangible Drilling Costs will not be treated as a preference that is included in the Participant's alternative minimum taxable income.

     Potential Participants are urged to consult with their personal tax advisors as to the likelihood of the Participant incurring, or increasing, any minimum tax liability because of an investment in the Partnership.

KUNZMAN & BOLLINGER, INC.

Atlas Resources, Inc.
September 23, 2002
Page 21

Limitations on Deduction of Investment Interest
-----------------------------------------------

     Investment interest expense is deductible by a noncorporate taxpayer only to the extent of net investment income each year, with an indefinite carryforward of disallowed investment interest. I.R.C. ss.163. Investment interest expense generally includes all interest on debt not incurred in a person's active trade or business except consumer interest, qualified residence interest, and passive activity interest under ss.469 of the Code. Accordingly, an Investor General Partner's share of any interest expense incurred by the Partnership before the Investor General Partner Units are converted to Limited Partner Units will be subject to the investment interest limitation. In addition, an Investor General Partner's income and losses, including Intangible Drilling Costs, from the Partnership will be considered investment income and losses for purposes of this limitation. Losses allocable to an Investor General Partner will reduce his net investment income and may affect the deductibility of his investment interest expense, if any.

     Net investment income is the excess of investment income over investment expenses. Investment income includes: gross income from interest, dividends, rents, and royalties; portfolio income under the passive activity rules, which includes working capital investment income; and income from a trade or business in which the taxpayer does not materially participate if the activity is not a "passive activity" under ss.469 of the Code. In the case of Investor General Partners, this includes the Partnership before the conversion of Investor General Partner Units to Limited Partner Units, and possibly Partnership net income allocable to former Investor General Partners after the conversion. Investment expenses include deductions, other than interest, that are directly connected with the production of net investment income, including actual depreciation or depletion deductions allowable. Investment income and investment expenses do not include income or expense taken into account in computing income or loss from a passive activity loss under ss.469 of the Code. (See "-Limitations on Passive Activities," above.)

Allocations
-----------

     The Partnership Agreement allocates to each Participant his share of the Partnership's income, gains, losses and deductions, including the deductions for Intangible Drilling Costs and depreciation. Allocations of certain items are made in ratios that are different than allocations of other items. (See "Participation in Costs and Revenues" in the Prospectus.) The Capital Accounts of the Participants are adjusted to reflect these allocations and the Capital Accounts, as adjusted, will be given effect in distributions made to the Participants on liquidation of the Partnership or any Participant's Units. Generally, the basis of natural gas and oil properties owned by the Partnership for computation of cost depletion and gain or loss on disposition will be allocated and reallocated when necessary in the ratio in which the expenditure giving rise to the tax basis of each property was charged as of the end of the year. (See ss.5.03(b) of the Partnership Agreement.)

     Allocations made in a manner that is disproportionate to the respective interests of the partners in a partnership of any item of partnership income, gain, loss, deduction or credit will not be given effect unless the allocation has "substantial economic effect." I.R.C. ss.704(b). An allocation generally will have economic effect if throughout the term of the partnership:

       (1) the partners' capital accounts are maintained in accordance with rules set forth in the regulations, which generally are based on tax accounting principles;

       (2) liquidation proceeds are distributed in accordance with the partners' capital accounts; and

       (3) any partner with a deficit balance in his capital account following the liquidation of his interest in the partnership is required to restore the amount of the deficit to the partnership.

KUNZMAN & BOLLINGER, INC.

Atlas Resources, Inc.
September 23, 2002
Page 22


Generally, a Participant's Capital Account is increased by:

       o the amount of money he contributes to the Partnership; and

       o allocations to him of income and gain;

and decreased by:

       o the value of property or cash distributed to him; and

       o allocations to him of loss and deductions.

The regulations also require that there must be a reasonable possibility that the allocation will affect substantially the dollar amounts to be received by the partners from the partnership, independent of tax consequences.

     Participants are not required to restore deficit balances in their Capital Accounts with additional Capital Contributions. However, an allocation which is not attributable to nonrecourse debt will be considered to have economic effect to the extent it does not cause or increase a deficit balance in a Participant's Capital Account if requirements (1) and (2) described above are met, and the partnership agreement provides that a partner who unexpectedly incurs a deficit balance in his Capital Account because of certain adjustments, allocations, or distributions will be allocated income and gain sufficient to eliminate the deficit balance as quickly as possible. Treas. Reg. ss.1.704-l(b)(2)(ii)(d). (Seess.5.03(h) of the Partnership Agreement.)

     Special provisions apply to deductions related to nonrecourse debt. If the Managing General Partner or an Affiliate makes a nonrecourse loan to the Partnership ("partner nonrecourse liability"), Partnership losses, deductions, or ss.705(a)(2)(B) expenditures attributable to the loan must be allocated to the Managing General Partner. Also, if there is a net decrease in partner nonrecourse liability minimum gain with respect to the loan, the Managing General Partner must be allocated income and gain equal to the net decrease. (See ss.ss.5.03(a)(1) and 5.03(i) of the Partnership Agreement.)

     In the event of a sale or transfer of a Participant's Unit, the death of a Participant, or the admission of an additional Participant, Partnership income, gain, loss and deductions generally will be allocated among the Participants according to their varying interests in the Partnership during the taxable year. In addition, in the discretion of the Managing General Partner, Partnership property may be revalued on the admission of additional Participants, or if certain distributions are made to the Participants, to reflect unrealized income, gain, loss or deduction, inherent in the Partnership's property for purposes of adjusting the Participants' Capital Accounts.

     It should also be noted that each Participant's share of Partnership items of income, gain, loss and deduction must be taken into account whether or not there is any distributable cash. A Participant's share of Partnership revenues applied to the repayment of loans or the reserve for plugging wells, for example, will be included in his gross income in a manner analogous to an actual distribution of the income to him. Thus, a Participant may have tax liability on taxable income from the Partnership for a particular year in excess of any cash distributions from the Partnership to him with respect to that year. To the extent the Partnership has cash available for distribution, however, it is the Managing General Partner's policy that Partnership distributions will not be less than the Managing General Partner's estimate of the Participants' income tax liability with respect to Partnership income.

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KUNZMAN & BOLLINGER, INC.

Atlas Resources, Inc.
September 23, 2002
Page 23

     If any allocation under the Partnership Agreement is not recognized for federal income tax purposes, each Participant's share of the items subject to the allocation generally will be determined in accordance with his interest in the Partnership, determined by considering relevant facts and circumstances. To the extent deductions allocated by the Partnership Agreement exceed deductions which would be allowed under a reallocation by the IRS, Participants may incur a greater tax burden. However, assuming the effect of the special allocations set forth in the Partnership Agreement is substantial in light of a Participant's tax attributes that are unrelated to the Partnership, in the opinion of Special Counsel it is more likely than not that the allocations will have "substantial economic effect" and will govern each Participant's share of those items to the extent the allocations do not cause or increase deficit balances in the Participants' Capital Accounts.

Partnership Borrowings
----------------------

     Under the Partnership Agreement the Managing General Partner and its Affiliates may make loans to the Partnership. The use of Partnership revenues taxable to Participants to repay Partnership borrowings could create income tax liability for the Participants in excess of cash distributions to them, since repayments of principal are not deductible for federal income tax purposes. In addition, interest on the loans will not be deductible unless the loans are bona fide loans that will not be treated as Capital Contributions. In Revenue Ruling 72-135, 1972-1 C.B. 200, the IRS ruled that a nonrecourse loan from a general partner to a partnership engaged in natural gas and oil exploration represented a capital contribution by the general partner rather than a loan. Whether a "loan" to the Partnership represents in substance debt or equity is a question of fact to be determined from all the surrounding facts and circumstances.

Partnership Organization and Syndication Fees
---------------------------------------------

     Expenses connected with the issuance and sale of the Units, such as promotional expense, the Dealer-Manager fee, Sales Commissions, reimbursements to the Dealer-Manager and other selling expenses, professional fees, and printing costs, which are charged 100% to the Managing General Partner under the Partnership Agreement, are not deductible. However, expenses incident to the creation of a partnership may be amortized over a period of not less than 60 months. These amortizable organization expenses also will be paid by the Managing General Partner as part of the Partnership's Organization and Offering Costs and any related deductions, which the Managing General Partner does not anticipate will be material in amount, will be allocated to the Managing General Partner. I.R.C. ss.709; Treas. Reg. ss.ss.1.709-1 and 2.

Tax Elections
-------------

     The Partnership may elect to adjust the basis of Partnership property on the transfer of a Unit by sale or exchange or on the death of a Participant, and on the distribution of property by the Partnership to a Participant (the ss.754 election). The general effect of this election is that transferees of the Units are treated, for purposes of depreciation and gain, as though they had acquired a direct interest in the Partnership assets and the Partnership is treated for these purposes, on certain distributions to the Participants, as though it had newly acquired an interest in the Partnership assets and therefore acquired a new cost basis for the assets. Any election, once made, may not be revoked without the consent of the IRS. The Partnership also may make various elections for federal tax reporting purposes which could result in various items of income, gain, loss and deduction being treated differently for tax purposes than for accounting purposes.

KUNZMAN & BOLLINGER, INC.

Atlas Resources, Inc.
September 23, 2002
Page 24


      Code ss.195 permits taxpayers to elect to capitalize and amortize "start-up expenditures" over a 60-month period. These items include amounts:

       o paid or incurred in connection with:

         o investigating the creation or acquisition of an active trade or business;

         o creating an active trade or business; or

         o any activity engaged in for profit and for the production of income before the day on which the active trade or business begins, in anticipation of the activity becoming an active trade or business; and

       o which would be allowed as a deduction if paid or incurred in connection with the expansion of an existing business.

Start-up expenditures do not include amounts paid or incurred in connection with the sale of the Units. If it is ultimately determined by the IRS or the courts that any of the Partnership's expenses constituted start-up expenditures, the Partnership's deductions for those expenses would be deferred over the 60-month period.

Disallowance of Deductions Under Section 183 of the Code
--------------------------------------------------------

     Under ss.183 of the Code, a Participant's ability to deduct his share of the Partnership's losses on his federal income tax return could be lost if the Partnership lacks the appropriate profit motive as determined from an examination of all facts and circumstances at the time. Section 183 of the Code creates a presumption that an activity is engaged in for profit if, in any three of five consecutive taxable years, the gross income derived from the activity exceeds the deductions attributable to the activity. Thus, if the Partnership fails to show a profit in at least three out of five consecutive years this presumption will not be available and the possibility that the IRS could successfully challenge the Partnership deductions claimed by a Participant would be substantially increased.

     The fact that the possibility of ultimately obtaining profits is uncertain, standing alone, does not appear to be sufficient grounds for the denial of losses under ss.183. (See Treas. Reg. ss.1.183-2(c), Example (5).) Based on the results of the previous partnerships sponsored by the Managing General Partner set forth in "Prior Activities" in the Prospectus and the Managing General Partner's representations to us, including that the principal purpose of the Partnership is to locate, produce and market natural gas and oil on a profitable basis apart from tax benefits (which is supported by the geological evaluations and other information for the proposed Prospects included in Appendix A to the Prospectus, which covers approximately 60% of the Prospects to be drilled if all of the Units are sold), in the opinion of Special Counsel it is more likely than not that the Partnership will possess the requisite profit motive.

Termination of the Partnership
------------------------------

     Under ss.708(b) of the Code, the Partnership will be considered as terminated for federal income tax purposes if within a 12 month period there is a sale or exchange of 50% or more of the total interest in Partnership capital and profits. The closing of the Partnership year may result in more than 12 months' income or loss of the Partnership being allocated to certain Participants for the year of termination, for example, in the case of Participants using fiscal years other than the calendar year. Under ss.731 of the Code, a Participant will realize taxable gain on a termination of the Partnership to the extent that money regarded as distributed to him exceeds the adjusted basis of his Units. The conversion of Investor General Partner Units to Limited Partner Units, however, will not terminate the Partnership. Rev. Rul. 84-52, 1984-1 C.B. 157.

KUNZMAN & BOLLINGER, INC.

Atlas Resources, Inc.
September 23, 2002
Page 25


Lack of Registration as a Tax Shelter
-------------------------------------

     Section 6111 of the Code generally requires an organizer of a "tax shelter" to register the tax shelter with the Secretary of the Treasury, and to obtain an identification number which must be included on the tax returns of investors in the tax shelter. For purposes of these provisions, a "tax shelter" generally is defined to include investments with respect to which any person could reasonably infer that the ratio that:

       (1) the aggregate amount of the potentially allowable deductions and 350% of the potentially allowable credits with respect to the investment during the first five years of the investment bears to;

       (2) the amount of money and the adjusted basis of property contributed to the investment;

exceeds 2 to 1. The Managing General Partner does not believe that the Partnership will have a tax shelter ratio greater than 2 to 1. Accordingly, the Managing General Partner does not intend to register the Partnership with the IRS as a tax shelter.

     If it is subsequently determined by the IRS or the courts that the Partnership was required to be registered with the IRS as a tax shelter, the Managing General Partner would be subject to certain penalties, including a penalty of 1% of the aggregate amount invested in the Partnership for failing to register and $100 for each failure to furnish a Participant a tax shelter registration number. Also, each Participant would be liable for a $250 penalty for failure to include the tax shelter registration number on his tax return unless the failure was due to reasonable cause. A Participant also would be liable for a penalty of $100 for failing to furnish the tax shelter registration number to any transferee of his Units. However, based on the representations of the Managing General Partner to us, Special Counsel has expressed the opinion that the Partnership, more likely than not, is not required to register with the IRS as a tax shelter.

     Issuance of a registration number does not indicate that an investment or the claimed tax benefits have been reviewed, examined, or approved by the IRS.

Investor Lists
--------------

     Section 6112 of the Code requires that if requested by the IRS the Partnership must identify the Participants and provide the IRS with certain information concerning each Participant's investment in the Partnership and tax benefits from the investment, even though the Partnership is not registered with the IRS as a tax shelter.

Tax Returns and Audits
----------------------

     In General. The tax treatment of all partnership items generally is determined at the partnership, rather than the partner, level; and the partners generally are required to treat partnership items on their individual returns in a manner which is consistent with the treatment of the partnership items on the partnership return. I.R.C.ss.ss.6221 and 6222. Regulations define "partnership items" for this purpose as including distributive share items that must be allocated among the partners, such as partnership liabilities, data pertaining to the computation of the depletion allowance, and guaranteed payments. Treas. Reg. ss.301.6231(a)(3)-1.

KUNZMAN & BOLLINGER, INC.

Atlas Resources, Inc.
September 23, 2002
Page 26


     Generally, the IRS must conduct an administrative determination as to partnership items at the partnership level before conducting deficiency proceedings against a partner, and the partners must file a request for an administrative determination before filing suit for any credit or refund. The period for assessing tax against the Participants attributable to a partnership item may be extended by agreement between the IRS and the Managing General Partner, which will serve as the Partnership's representative ("Tax Matters Partner") in all administrative and judicial proceedings conducted at the partnership level. The Tax Matters Partner generally may enter into a settlement on behalf of, and binding on, Participants owning less than a 1% profits interest if there are more than 100 partners in the Partnership. In addition, a partnership with at least 100 partners may elect to be governed under simplified tax reporting and audit rules as an "electing large partnership." I.R.C. ss.771. These rules also facilitate the matching of partnership items with individual partner tax returns by the IRS. The Managing General Partner does not anticipate that the Partnership will make this election. By executing the Partnership Agreement, each Participant agrees that he will not form or exercise any right as a member of a notice group and will not file a statement notifying the IRS that the Tax Matters Partner does not have binding settlement authority.

     In the event of an audit of the Partnership's tax return, the Managing General Partner, pursuant to advice of counsel, will take all actions necessary, in its discretion, to preserve the rights of the Participants. All expenses of any proceedings undertaken by the Managing General Partner, which might be substantial, will be paid for by the Partnership. The Managing General Partner is not obligated to contest adjustments made by the IRS.

     Tax Returns. A Participant's income tax returns are the responsibility of the Participant. The Partnership will provide each Participant with the tax information applicable to his investment in the Partnership necessary to prepare his tax returns.

Penalties and Interest
----------------------

     In General. Interest is charged on underpayments of tax, and various civil and criminal penalties are included in the Code.

     Penalty for Negligence or Disregard of Rules or Regulations. If any portion of an underpayment of tax is attributable to negligence or disregard of rules or regulations, 20% of that portion is added to the tax. Negligence is strongly indicated if a Participant fails to treat partnership items on his tax return in a manner that is consistent with the treatment of those items on the Partnership's return or to notify the IRS of the inconsistency. The term "disregard" includes any careless, reckless or intentional disregard of rules or regulations. There is no penalty, however, if the position (other than negligence) is adequately disclosed and has at least a reasonable basis, or the position is taken with reasonable cause and in good faith, or the position is contrary to an IRS ruling or notice but has a realistic possibility of being sustained on its merits. Treas. Reg. ss.ss.1.6662-3 and 1.6662-7.

     Valuation Misstatement Penalty. There is an addition to tax of 20% of the amount of any underpayment of tax of $5,000 or more, $10,000 in the case of corporations other than S corporations or personal holding companies, which is attributable to a substantial valuation misstatement. There is a substantial valuation misstatement if:

       o the value or adjusted basis of any property claimed on a return is 200% or more of the correct amount; or

       o the price for any property or services, or for the use of property, claimed on a return is 200% or more, or 50% or less, of the correct price.

KUNZMAN & BOLLINGER, INC.

Atlas Resources, Inc.
September 23, 2002
Page 27


If there is a gross valuation misstatement, which is 400% or more of the correct value or adjusted basis or the undervaluation is 25% or less of the correct amount, then the penalty is 40%. I.R.C.ss.6662(e) and (h).

     Substantial Understatement Penalty. There is also an addition to tax of 20% of any underpayment if the difference between the tax required to be shown on the return over the tax actually shown on the return exceeds the greater of:

       o 10% of the tax required to be shown on the return; or

       o $5,000, $10,000 in the case of corporations other than S corporations or personal holding companies. I.R.C.ss.6662(d).

The amount of any understatement generally will be reduced to the extent it is attributable to the tax treatment of an item:

       o supported by substantial authority; or

       o adequately disclosed on the taxpayer's return and there was a reasonable basis for the tax treatment.

     However, in the case of "tax shelters," which includes the Partnership for this purpose, the understatement may be reduced only if the tax treatment of an item attributable to a tax shelter was supported by substantial authority and the taxpayer establishes that he reasonably believed that the tax treatment claimed was more likely than not the proper treatment. I.R.C. ss.6662(d)(2)(C). Disclosure of partnership items should be made on the Partnership's return; however, a Participant also may make adequate disclosure on his individual return with respect to pass-through items.

      Anti-Abuse Rules and Judicial Doctrines.
      ---------------------------------------

     We have considered the possible application to the Partnership and its intended activities of all potentially relevant statutory and regulatory anti-abuse rules and judicial doctrines. In doing so, we have taken into account the Participants' non-tax purposes (e.g. cash distributions and portfolio diversification) and tax purposes (e.g. Intangible Drilling Costs and depreciation deductions, and the depletion allowance) for investing in the Partnership, and the relative weight of such purposes. We have also taken into account the Managing General Partner's purposes for structuring the Partnership in the manner in which it is structured (e.g. to help the Partnership produce a profit for the Participants and enhance the tax benefits of their investment in the Partnership).

     Statutory and Regulatory Anti-Abuse Rules. Under Treas. Reg. ss.1.701-2, if a principal purpose of a partnership is to reduce substantially the partners' federal income tax liability in a manner that is inconsistent with the intent of the partnership rules of the Code, based on all the facts and circumstances, the IRS is authorized to remedy the abuse. For illustration purposes, the following factors may indicate that a partnership is being used in a prohibited manner:

       o the partners' aggregate federal income tax liability is substantially less than had the partners owned the partnership's assets and conducted its activities directly;

       o the partners' aggregate federal income tax liability is substantially less than if purportedly separate transactions are treated as steps in a single transaction;

       o one or more partners are needed to achieve the claimed tax results and have a nominal interest in the partnership or are substantially protected against risk;

KUNZMAN & BOLLINGER, INC.

Atlas Resources, Inc.
September 23, 2002
Page 28

       o substantially all of the partners are related to each other;

       o income or gain are allocated to partners who are not expected to have any federal income tax liability;

       o the benefits and burdens of ownership of property nominally contributed to the partnership are retained in substantial part by the contributing party; and

       o the benefits and burdens of ownership of partnership property are in substantial part shifted to the distributee partners before or after the property is actually distributed to the distributee partners.

Based on the Managing General Partner's representations to us, in our opinion it is more likely than not that the anti-abuse rule set forth in Treas. Reg. ss.1.701-2, and any other potentially relevant statutory and regulatory anti-abuse rules will not have a material adverse effect on the tax consequences of an investment in the Partnership by a typical Participant as described in our opinions.

     Judicial Doctrines. We also have considered the possible application to the Partnership and its intended activities of all potentially relevant judicial doctrines including those set forth below.

       o Step Transactions. This doctrine is that where a series of transactions would give one tax result if viewed independently, but a different tax result if viewed together, then the separate transactions may be combined by the IRS.

       o Business Purpose. This doctrine involves a determination of whether the taxpayer has a business purpose, other than tax avoidance, for engaging in the transaction, i.e. a "profit objective."

       o Economic Substance. This doctrine requires a determination of whether, from an objective viewpoint, a transaction is likely to produce economic benefits in addition to tax benefits, and involves a comparison of the potential economic return with the investment made. This test is met when there is a realistic potential for profit when the investment is made, in accordance with the standards applicable to the relevant industry, so that a reasonable businessman, using those standards, would make the investment.

       o Substance Over Form. This doctrine holds that the substance of the transaction, rather than the form in which it is cast, governs. It applies where the taxpayer seeks to characterize a transaction as one thing, rather than another thing which has different tax results. Under this doctrine, the transaction must have practical economical benefits other than the creation of income tax losses.

       o Sham Transactions. Under this doctrine, a transaction lacking economic substance may be ignored for tax purposes. Economic substance requires that there be business realities and tax-independent considerations, rather than just tax-avoidance features, i.e. the transaction must have a reasonable objective possibility of providing a profit aside from tax benefits. Shams would include, for example, transactions entered into solely to reduce taxes, which is not a profit motive because there is no intent to produce taxable income.

KUNZMAN & BOLLINGER, INC.

Atlas Resources, Inc.
September 23, 2002
Page 29

     Based on the results of the previous partnerships sponsored by the Managing General Partner set forth in "Prior Activities" in the Prospectus and the Managing General Partner's representations to us, including that the principal purpose of the Partnership is to locate, produce and market natural gas and oil on a profitable basis apart from tax benefits (which is supported by the geological evaluations and other information for the proposed Prospects included in Appendix A to the Prospectus, which covers approximately 60% of the Prospects to be drilled if all of the Units are sold), we have concluded that none of the potentially relevant judicial doctrines considered by us, including those specifically discussed above, will have a material adverse effect on the tax consequences of an investment in the Partnership by a typical Participant as described in our opinions.

State and Local Taxes
---------------------

     Under Pennsylvania law the Partnership is required to withhold state income tax at the rate of 2.8% of Partnership income allocable to Participants who are not residents of Pennsylvania. This requirement does not obviate Pennsylvania tax return filing requirements for Participants who are not residents of Pennsylvania. In the event of overwithholding, a Pennsylvania income tax return must be filed by Participants who are not residents of Pennsylvania in order to obtain a refund.

     The Partnership will operate in states and localities which impose a tax on its assets or its income, or on each Participant. Deductions which are available to Participants for federal income tax purposes, such as the accelerated 30% first year depreciation deduction discussed in "-Depreciation - Modified Accelerated Cost Recovery System ("MACRS") above, may not be available for state or local income tax purposes. A Participant's distributive share of the Partnership's net income or net loss generally must be included in determining his reportable income for state or local tax purposes in the jurisdiction in which he is a resident. To the extent that a non-resident Participant pays tax to a state because of Partnership operations within that state, he may be entitled to a deduction or credit against tax owed to his state of residence with respect to the same income. To the extent that the Partnership operates in certain jurisdictions, state or local estate or inheritance taxes may be payable on the death of a Participant in addition to taxes imposed by his own domicile.

     Prospective Participants are urged to consult with their own tax advisors concerning the possible effect of various state and local taxes on their personal tax situations.

Severance and Ad Valorem (Real Estate) Taxes
--------------------------------------------

     The Partnership may incur various ad valorem or severance taxes imposed by state or local taxing authorities. Currently, these taxes are not imposed in Mercer County, Pennsylvania.

Social Security Benefits and Self-Employment Tax
------------------------------------------------

     A Limited Partner's share of income or loss from the Partnership is excluded from the definition of "net earnings from self-employment." No increased benefits under the Social Security Act will be earned by Limited Partners and if any Limited Partners are currently receiving Social Security benefits, their shares of Partnership taxable income will not be taken into account in determining any reduction in benefits because of "excess earnings."

     An Investor General Partner's share of income or loss from the Partnership will constitute "net earnings from self-employment" for these purposes. I.R.C. ss.1402(a). For 2002 the ceiling for social security tax of 12.4% is $84,900 and there is no ceiling for medicare tax of 2.9%. Self-employed individuals can deduct one-half of their self-employment tax.

KUNZMAN & BOLLINGER, INC.

Atlas Resources, Inc.
September 23, 2002
Page 30


Farmouts
--------

     Under a Farmout by the Partnership, if a property interest, other than an interest in the drilling unit assigned to the Partnership Well in question, is earned by the farmee (anyone other than the Partnership) from the farmor (the Partnership) as a result of the farmee drilling or completing the well, then the farmee must recognize income equal to the fair market value of the outside interest earned, and the farmor must recognize gain or loss on a deemed sale equal to the difference between the fair market value of the outside interest and the farmor's tax basis in the outside interest. Neither the farmor nor the farmee would have received any cash to pay the tax. The Managing General Partner will attempt to eliminate or reduce any gain to the Partnership from a Farmout, if any. However, if the IRS claims that a Farmout by the Partnership results in taxable income to the Partnership and its position is ultimately sustained, the Participants would be required to include their distributive share of the resulting taxable income on their respective personal income tax returns, even though the Partnership and the Participants received no cash from the Farmout.

KUNZMAN & BOLLINGER, INC.

Atlas Resources, Inc.
September 23, 2002
Page 31



Foreign Partners
----------------

     The Partnership will be required to withhold and pay to the IRS tax at the highest rate under the Code applicable to Partnership income allocable to foreign Participants, even if no cash distributions are made to them. A purchaser of a foreign Participant's Units may be required to withhold a portion of the purchase price and the Managing General Partner may be required to withhold with respect to taxable distributions of real property to a foreign Participant. These withholding requirements do not obviate United States tax return filing requirements for foreign Participants. In the event of overwithholding a foreign Participant must file a United States tax return to obtain a refund.

Estate and Gift Taxation
------------------------

     There is no federal tax on lifetime or testamentary transfers of property between spouses. The gift tax annual exclusion in 2002 is $11,000 per donee which will be adjusted in subsequent years for inflation. The maximum estate and gift tax rate for 2002 is 50%. Under the Economic Growth and Tax Relief Reconciliation Act of 2001 (the "2001 Act"), between 2002 and 2009 the maximum estate and gift tax rate will be reduced in stages until it is 45% in 2009, and estates of $1 million in 2002, which increases in stages to $3.5 million by 2009, or less generally are not subject to federal estate tax. Under the 2001 Act, the federal estate tax will be repealed in 2010, and the top gift tax rate for 2010 will be 35%. In 2011 the federal estate and gift taxes are scheduled to be reinstated under the rules in effect before the 2001 Act.

Changes in the Law
------------------

     A Participant's investment in the Partnership may be affected by changes in the tax laws. For example, under the Economic Growth and Tax Relief Reconciliation Act of 2001 the federal income tax rates are being reduced in stages between 2001 and 2006, including reducing the top rate from 39.1% for 2001 to 38.6% for 2002 and 2003, 37.6% for 2004 and 2005, and 35% for 2006
through 2010. This will reduce to some degree the amount of taxes a Participant saves by virtue of his share of the Partnership's deductions for Intangible Drilling Costs, depletion and depreciation. There is no assurance that the federal income tax rates discussed above will not be changed in the future.

     We consent to the use of this letter as an exhibit to the Registration Statement, and all amendments to the Registration Statement, and to all references to this firm in the Prospectus.



                                                Very truly yours,

                                                /s/ Kunzman & Bollinger, Inc.
                                                --------------------------------

                                                KUNZMAN & BOLLINGER, INC.